PRESS RELEASE

ISA ANNOUNCES EXPANSION AND IMPROVEMENTS

LOUISVILLE, KY (September 2, 2008) -- Industrial Services of America, Inc. (ISA) announces its continuing expansion in the Grade Lane area with the purchase of the former Allied System truck terminal. The 20,182 square foot facility sits on 4.4 acres of asphalted parking area.  Located in the Renaissance Zone, the property will be occupied by ISA Logistics and Waste Equipment Sales and Service Company (WESSCO), relocating from the main Louisville location, creating room for shredder and related maintenance equipment. ISA is committed, with the City of Louisville, to the continued growth and development of the Renaissance Zone, and with a related party, owns almost 60 acres of mixed use land and buildings within the Zone.

ISA will be widening Grade Lane to three lanes along its property, allowing traffic to move more freely and safely. The road improvements will accommodate the growth of ISA from the $10 million shredder project due to be completed by the end of December, 2008. The shredder will shred ferrous and non ferrous scrap for domestic and international consumers. The shredder can also be used for a disaster plan by handling materials prior to landfill disposal and recycling purposes.

ISA's new geographical expansion includes two recycling facilities in New Albany and Seymour, Indiana. "ISA is always looking for strategic expansion locations to feed our new shredder and main Louisville operation", said Brian Donaghy, President. "The new premier property purchase on Grade Lane and the widening will be great for our growth from the new shredder".

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

 This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact Information: Industrial Services of America, Inc., Louisville, Ky., Ron Kletter or Alan Schroering, 502-366-3452 rkletter@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com